                  CERTIFICATE OF INCORPORATION WITH RESPECT TO
                  CGP Global Greece Holdings SA ("the Company")

The  undersigned,  Elaine  Hackett,  Solicitor  of England and Wales,  acting on behalf of Cinergy Corp., declares that the following information relating to the
Company is true and accurate:

1.   The Company is a private company with limited liability  (Societe Anonyme), organised  under the laws of  Greece,  having its  registered  office at 94
     Kifissias Street,  Athens, Greece and having its offices at the same place, and being  registered  in the trade  register of the Chamber of Commerce in
     Athens, under number 49652/01/A/011/480.

2.   According to the  registration of the  aforementioned  Chamber of Commerce, the  Articles of  Association  of the Company  were  amended  pursuant to a resolution  of its  shareholders  dated 19 November  2001.  The Articles of
     Association have not been amended since.

3.   According to the Articles of  Association of the Company the objects of the
     Company are the  acquisition  and sale of holding  rights in  domestic  and foreign companies of any legal form and engaged in any kind of activity.

4.   The Company can participate in, co-ordinate,  finance and manage all or any part of the operations of any such company or undertaking.

5.   According to the  registration of the  aforementioned  Chamber of Commerce, the directors of the Company are:

     -    Mr John  Bryant,  of British  nationality,  residing  at 105 Home Park
          Road, Wimbledon SW19 7HT, United Kingdom;
     -    Mr David Lee Wozny, of American  nationality,  residing at 5154 Senour
          Drive West Chester, 45069 Ohio, United States of America;
     -    Mr  Gerasimos   Antonios  Petros  Michael   Contomichalos,   of  Greek
          nationality, residing at Solonos Street, Attikis 54, Athens, Greece.

Signed in London, England on 9 April 2002